Exhibit 99.1

Tharimmune Announces Pricing of $1.74 Million Registered Direct Public Offering of Common Stock and Warrants

RED BANK, NJ / ACCESS Newswire / July 23, 2025 / Tharimmune, Inc. (the “Company” and “Tharimmune”) (Nasdaq Capital Market:THAR), a clinical-stage biotechnology company committed to pioneering therapies in immunology and inflammation, today announced the pricing of a registered direct public offering (the “RD Offering”) with certain purchasers, under the Shelf Registration Statement (as defined below), of up to $1.74 million of the Company’s securities (the “Securities”) consisting of (i) 414,331 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 559,910 pre-funded warrants to acquire shares of Common Stock (the “RD Pre-Funded Warrants”), and (ii) 974,241 warrants to acquire shares of Common Stock at the exercise price of $1.66 per share (the “RD Common Warrant”), at the price of $1.786 per unit comprised of one share of Common Stock or RD Pre-Funded Warrant and RD Common Warrant purchased, which shall be effected pursuant to the terms of that certain Securities Purchase Agreement (the “RD SPA”).

Strategic Investors and Placement Details

Gross proceeds from the offering are expected to be approximately $1.74 million before deducting placement agent fees and estimated offering expenses. Tharimmune intends to use the net proceeds of the offering for working capital and general corporate purposes.

President Street Global, LLC is acting as the exclusive placement agent, on a reasonable best-efforts basis for the offering.

The closing of the offering is expected to occur on or about July 25, 2025, subject to satisfaction of customary closing conditions.

Regulatory Details

In relation to the RD Offering, a shelf registration statement on Form S-3 (File No. 333-270684, the “Shelf Registration Statement”) relating to the securities being offered in the RD Offering was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on March 24, 2023. [In relation to the RD Offering, the shares of common stock and shares underlying the pre-funded warrants are being offered only by means of a prospectus]. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the public offering have been filed with the SEC. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to the public offering will be available by contacting President Street Global, LLC by telephone at 1-646-740-3646. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus, together with the information incorporated by reference therein, for more complete information about the Company and the proposed offering. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

Additionally, the RD Common Warrants sold in the RD Offering are offered under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D thereunder. The RD Common Warrants and underlying shares are not registered under the Securities Act or state securities laws. The Company has agreed to file a resale registration statement covering these securities to enable their future trading upon registration or qualification under applicable laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Tharimmune, Inc.

Tharimmune is a clinical-stage biotechnology company developing a diverse portfolio of therapeutic candidates in immunology, inflammation and oncology. Its lead clinical asset, TH104, is being developed for a specific indication via a 505(b)2 pathway for respiratory and/or nervous system depression in military personnel and chemical incident responders who may encounter environments contaminated with high-potency opioids. The expanded pipeline includes other indications for TH104, such as chronic pruritus in primary biliary cholangitis and TH023, a new approach to treating autoimmune diseases along with an early-stage multispecific biologic platform targeting unique epitopes against multiple solid tumors through its proprietary EpiClick™Technology. The Company has a license agreement with OmniAb, Inc. to access their antibody discovery technology for targeting specified disease markers. Tharimmune continues to position itself as a leader in patient-centered innovation while working to deliver long-term value for shareholders. For more information, visit: www.tharimmune.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this press release, including statements regarding the timing and design of Tharimmune’s future Phase 2 trial, Tharimmune’s strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Factors that may cause such differences, include, but are not limited to, those discussed under Risk Factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports filed by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. Subsequent events and developments may cause the Company’s views to change; however, the Company does not undertake and specifically disclaims any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Tharimmune, Inc.
ir@tharimmune.com

SOURCE: Tharimmune Inc.